UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 31, 2008

Unum Group
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11294	62-1598430
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Fountain Square Chattanooga, Tennessee 37402
(Address of Principal Executive Offices, including Zip Code)

(423) 294-1011
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On July 31, 2008, Unum Group (the “Company”) entered into an agreement for an Accelerated Share Repurchase Transaction (the “ASR Agreement”) with Deutsche Bank AG, London Branch (“Deutsche Bank”). Under the ASR Agreement, the Company purchased approximately $350 million of its outstanding common stock. This completes the previously announced share repurchase program of up to $700 million approved by the Company’s Board of Directors on October 29, 2007.

Under the ASR Agreement, Deutsche Bank plans to purchase shares of common stock in the open market from time to time until it has acquired a number of shares equivalent to the number of shares purchased by the Company. At the end of this period, the Company may receive, or may be required to remit, a purchase price adjustment based upon the volume weighted average price of its common shares during the period. Any price adjustment payable to the Company will be settled in shares of its common stock. Any price adjustment payable to Deutsche Bank will be settled in either cash or common stock, at the Company’s election. This settlement is scheduled to occur on or before the completion of the ASR Agreement in December 2008.

Deutsche Bank and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking or other services for the Company and its affiliates.

Item 7.01     Regulation FD Disclosure.

On August 1, 2008, the Company issued a press release reporting the accelerated share repurchase transaction described in Item 1.01 above. A copy of this press release is attached hereto as Exhibit 99.

In accordance with General Instruction B.2 of Form 8-K, the information included or incorporated in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is furnished with this Report:

Exhibit 99		Press release issued by the Company dated August 1, 2008 reporting an accelerated share repurchase transaction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 1, 2008	UNUM GROUP

	By:	/s/ Susan N. Roth
Susan N. Roth, Vice President, Transactions,
SEC and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99	Press release issued by the Company dated August 1, 2008 reporting an accelerated share repurchase transaction.